Exhibit 10.16
AGREEMENT TO TERMINATE PROJECT
DEVELOPMENT AGREEMENT AND MUTUAL RELEASE
     THIS AGREEMENT TO TERMINATE PROJECT DEVELOPMENT AGREEMENT AND MUTUAL RELEASE, (the “Termination Agreement”) made and entered into this 13 day of February, 2007, by and between Delta-T Corporation, a corporation having its principal offices at 323 Alexander Lee Parkway, Williamsburg, Virginia 23185 (“Delta-T”) and MinnErgy, LLC (“MinnErgy”), a Minnesota limited liability company having it principal offices at 4455 Theurer Blvd., Winona, Minnesota 55987.
     WHEREAS, Delta-T and MinnErgy are parties to that certain Project Development Agreement dated August 25, 2006 (the “Project Development Agreement”);
     WHEREAS, the parties now mutually desire to terminate the Project Development Agreement; and
     WHEREAS, the parties have agreed to enter into this Termination Agreement to establish the terms and conditions under which the Project Development Agreement is to be terminated; and
     WHEREAS, the parties hereto desire to release and discharge each other from any and all liability arising from or in any manner relating to the Project Development Agreement, upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:
1. Termination of Project Development Agreement. Except as hereinafter expressly provided, from and after the date hereof, (the “Termination Date”) the Project Development Agreement and all of the parties’ respective rights and obligations thereunder are terminated. MinnErgy acknowledges that this includes, but is not limited to, termination of the limited license granted in Article 4 to MinnErgy. In addition, notwithstanding Article 12.5 of the Project Development Agreement, the parties agree that no provisions of the Project Development Agreement shall survive unless specifically provided herein.
2. Survival of Confidentiality Provision. Pursuant to Article 2 of the Project Development Agreement the parties agreed to be bound by certain terms regarding confidentiality. This Termination Agreement shall not affect the respective obligations of the parties under Article 2 which shall remain in full force and effect. MinnErgy also agrees that upon execution of the Termination Agreement, it will: a) immediately cease use of Delta-T’s Confidential Information (as defined in the Project Development Agreement); b) return to Delta-T all Confidential Information, if any, provided to MinnErgy and destroy all materials developed that were based upon such Confidential Information; and c) promptly advise all actual and potential investors and lenders for the project and all regulatory authorities to which Confidential Information of Delta-T has been provided of the termination of the Project Development Agreement and withdraw any applications for financing or permits that were based on the use of Delta-T’s Confidential information.
3. Survival of Fee Provision. Pursuant to Article 3.1 of the Project Development Agreement, MinnErgy was obligated to pay Delta-T a fee equal to $75,000. A total of $52,500 has already been paid to Delta-T pursuant to the Project Development Agreement, and this Termination Agreement shall not affect MinnErgy’s obligation under Article 3.1 of the Project Development Agreement to pay the Delta-T the remaining balance of $22,500 upon the parties’ execution of this Termination Agreement.
4. Release by Delta-T. Delta-T, for and on behalf of itself and its officers, directors, partners, investors, employees, agents, representatives successors and assigns, and for and on behalf of any other party claiming by, under or through any such party, hereby irrevocably and unconditionally releases and forever discharges MinnErgy, from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, judgments, damages and expenses, whether known or unknown, which any such party has now, has ever had, or may hereafter have, against or concerning MinnErgy arising from or in any manner relating to the Project Development Agreement except with regard to those actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, judgments, damages and expenses related to the surviving obligations of the parties described in Section 2 and 3 of this Agreement.
5. Release by MinnErgy. MinnErgy, for and on behalf of itself and its officers, directors, partners, employees, agents, representatives successors and assigns, and for and on behalf of any other party claiming by, under or through any such party, hereby irrevocably and unconditionally release and forever discharge Delta-T, from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, judgments, damages and expenses, whether known or unknown, which any such party has now, has ever had, or may hereafter have, against or concerning Delta-T arising from or in any manner relating to the Project Development Agreement except with regard to those actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, judgments, damages and expenses related to the surviving obligations of the parties described in Section 2 and 3 of this Agreement.
6. Captions. The captions herein are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections nor in any way affect this Termination Agreement.
7. Binding Nature. This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.
8. Counterparts. This Termination Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts have been signed by Delta-T and delivered to MinnErgy and one or more counterparts have been signed by MinnErgy and delivered to Delta-T. Each individual signing this Termination Agreement certifies that he or she is authorized to sign the Termination Agreement on behalf of the party he or she represents and to bind that party to the terms and conditions herein stated.
9. Integrated Agreement. This Termination Agreement constitutes the entire understanding between the parties concerning the subject matter hereof, and no other prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties with reference thereto and not embodied in this Termination Agreement shall be of any force or effect.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement to Terminate Project Development Agreement and Mutual Release as of the day and year first above written.

MinnErgy, LLC			Delta-T Corporation

By:	/s/ Daniel H. Arnold		By:	/s/ Mark A. Shmorhun

	Name:	Daniel H. Arnold		Name:	Mark A. Shmorhun
	Title:	Chairman		Title:	VP Business Development

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